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                                                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of December 15, 2004, between Orion HealthCorp, Inc., a Delaware corporation, with an executive office located at 10700 Richmond Avenue, Suite 300, Houston, Texas 77042 (together with its successors and assigns permitted under this Agreement, the "Company"), Medical Billing Services, Inc., a Texas corporation, with an executive office located at 10700 Richmond Avenue, Suite 320, Houston, Texas 77042 (together with its successors and assigns permitted under this Agreement, "Newco"), and Dennis Cain, who resides at the address set forth on Schedule I hereto (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Company, Newco and the Executive desire to enter into an employment arrangement; and

      WHEREAS, the Company and Newco have determined that it is in the best interests of the Company, Newco and the stockholders of the Company to enter into this Agreement setting forth the obligations and duties of each of the Company, Newco and the Executive; and

      WHEREAS, the Company and Newco wish to assure themselves of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by Newco for said period, upon the terms and conditions provided in this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, Newco and the Executive (individually, a "Party" and together, the "Parties") agree as follows:

      1. Employment. Newco hereby agrees to employ the Executive, and the Executive hereby agrees to serve Newco, on the terms and conditions set forth herein. The Executive acknowledges that this Agreement is the only employment agreement to which he is a party as of the date hereof.

      2. Term. Subject to the provisions for earlier termination as hereinafter provided, the term of this Employment Agreement will begin on the date hereof and will continue for five (5) years hereafter (the "Initial Term of Employment"). This Agreement will be automatically renewed at the end of the Initial Term of Employment and each successive renewal term thereafter for successive two (2) year terms unless either party sends written notice of termination to the other party not less than ninety (90) days prior to the expiration of the then current Term of Employment (as hereinafter defined). The Initial Term of Employment together with any renewal terms is referred to herein as the "Term of Employment." The nonrenewal of the term of this Agreement by the Company will not be a termination without Cause (as defined in Section 8(c)).

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      3. Position and Duties; Place of Performance.

            (a) The Executive will serve as Chief Executive Officer of Newco and will perform all duties customarily attendant to the position of Chief Executive Officer and such other duties as may reasonably be assigned from time-to-time by the Board of Directors of the Company (the "Board") that are consistent with his position as Chief Executive Officer.

            (b) The Executive will devote his full business time and best efforts to his employment and perform diligently such duties as are consistent with his capacity as Chief Executive Officer of Newco and such other duties as the Board reasonably determines that are consistent with his position. The Executive will devote his entire working time and attention to the performance of his responsibilities hereunder; provided, the Executive may make personal investments, engage in outside non-competitive business activities or engage in other activities for any charitable or other non-profit institution, provided that such activities do not interfere with the performance of the Executive's duties hereunder.

            (c) In connection with the Executive's employment by Newco, the Executive will be based at Newco's place of business which on the date hereof is located in Houston, Texas, or such other location as may, subject to Section 8(d), be designated from time to time by the Board.

      4. Base Salary. The Executive will receive from Newco or the Company an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) (as from time to time adjusted, the "Base Salary"), payable in accordance with the standard practice of Newco or the Company with respect to the payment of salaries of its employees. The Board will review the Base Salary annually, and may, in its reasonable discretion, adjust the Base Salary.

      5. Annual Bonus. (a) General. The Executive may be paid a bonus annually based upon the attainment of objectives determined by the Board after consultation with the Executive. Within 90 days after the start of each fiscal year, the Board will communicate to the Executive the objectives applicable to such fiscal year and, unless the Board and the Executive shall mutually agree otherwise, such objectives shall apply to such fiscal year. For the year ended December 31, 2005, if the Executive is employed by Newco on December 31, 2005, the Executive shall be entitled to receive a bonus payment equal to 12.5% of the amount, if any, by which Newco EBITDA for the 2005 fiscal year (on a pro forma combined basis, assuming that Newco had been formed on December 31, 2004) exceeds $1,200,000, up to a maximum bonus payment of $175,000; provided, however, the Executive may elect not to receive a bonus payment with respect to any fiscal year by providing written notice of such election to the Company at any time prior to such payment. For purposes of this Agreement, "Newco EBITDA" shall mean, with respect to a fiscal year of Newco, the sum of (without duplication) (a) Newco Net Income for such fiscal year and (b) to the extent Newco Net Income has been reduced thereby, (i) all income taxes of Newco recorded as a tax provision in accordance with GAAP for such period, (ii) Newco Interest Expense, (iii) Newco Non-Cash Charges and (iv) all

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management fees required to be paid by Newco to the Company, all as determined in accordance with GAAP. The components of Newco EBITDA will be determined by the Company's independent auditor in accordance with GAAP, subject to Section 5(c) below.

      (b) Definitions. "Newco Interest Expense" shall mean, with respect to a fiscal year of Newco, the sum of (without duplication) (a) the aggregate of the interest expense of Newco for such fiscal year determined in accordance with GAAP and (b) the interest component of capitalized lease obligations accrued by Newco during such period as determined in accordance with GAAP, less (c) the amount of any interest income received by Newco during such fiscal period.

      "Newco Net Income" shall mean, with respect to a fiscal year of Newco, the aggregate net income (or loss) of Newco for such fiscal year, determined in accordance with GAAP.

      "Newco Non-Cash Charges" shall mean, with respect to a fiscal year of Newco, the aggregate depreciation and amortization of Newco reducing Newco Net Income for such fiscal year (including any depreciation or amortization of the Company or any of its Subsidiaries other than Newco that was allocated to Newco, if applicable).

      "GAAP" shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other such statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect for the relevant time period.

      (c) Disputes. The determination of Newco EBITDA for the year ended December 31, 2005, and any disputes in respect thereof, shall be handled in the manner specified in Sections 2.07(a) and (b) of the Amended and Restated Agreement and Plan of Merger dated as of July 16, 2004 among the Company, DCPS/MBS Acquisition, Inc., Dennis Cain Physician Solutions, Ltd., Medical Billing Services, Inc. and the sellers party thereto, as amended (the "Merger Agreement").

      6. Other Benefits.

            (a) During the Term of Employment, the Executive will be provided with such medical, hospitalization, insurance, pension plan, equity incentive, profit sharing and employee benefits, cell phone and such other similar employment privileges and benefits ("Benefits") as are afforded generally from time to time to executive employees of the Company, and four (4) weeks paid vacation each year.

            (b) During the term of this Agreement, the Executive shall receive Two Thousand Eighty-Three Dollars and Thirty-Three Cents ($2,083.33) per month (pre-tax) as a personal expense allowance.

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      7. Expense Reimbursement. During the Term of Employment, the Executive
will be entitled to prompt reimbursement by Newco or the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under Company policy.

      8. Termination of Employment. The Executive's employment may be terminated under the following circumstances:

            (a) Death. The Executive's employment is terminated upon his death.

            (b) Disability. The Executive's employment may be terminated by the Company due to illness or other physical or mental disability of the Executive, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period ("Disability").

            (c) Cause. The Executive's employment may be terminated by the Company for Cause. For purposes of this Agreement, the Company will have "Cause" to terminate the Executive's employment upon:

                  (i) the Executive's indictment for any crime involving monies or other property or any felony, crime or any offense of moral turpitude, or his commission of fraud, embezzlement, theft, dishonesty, willful misconduct or deliberate injury to the Company or its subsidiaries;

                  (ii) the Executive's intentional or grossly negligent refusal or failure to perform his duties or carry out written directions of the Company's chief executive officer or Board, which refusal or failure remains uncured or continues more than thirty (30) days after written notice from the Company specifying in reasonable detail the nature of the breach, or recurs within such period;

                  (iii) the Executive's breach of any of his fiduciary duties to
            Newco or the Company or making of a willful misrepresentation or omission, which breach or misrepresentation or omission might reasonably be expected to have a material adverse effect on Newco's or the Company's business and which remains uncured or continues more than thirty (30) days after written notice from the Company specifying in reasonable detail the nature of the breach or misrepresentation or omission, or recurs within such period;

                  (iv) the Executive's breach of any material provision of this
            Agreement, which breach, if curable, remains uncured or continues more than thirty (30) days after written notice from the Company specifying in reasonable detail the nature of the breach, or recurs within such period; or

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                  (v) any misappropriation by the Executive of funds or property of the Company or any affiliate of the Company.

      Any termination for "Cause" will not be in limitation of any other right or remedy the Company or Newco may have under this Agreement or otherwise.

            (d) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, the Executive will have "Good Reason" to terminate the Executive's employment upon the occurrence of any of the following circumstances, without the Executive's express written consent: (i) a material diminution in the Executive's position or authority (except during periods when the Executive is unable to perform all or substantially all of the Executive's duties and/or responsibilities as a result of the Executive's illness (either physical or mental) or other incapacity); (ii) a requirement by the Company that the Executive change the Executive's principal place of business to a place more than thirty (30) miles from its location on the date of this Agreement; (iii) a termination of employment by the Executive within ninety (90) days following a Change in Control (as defined below), provided, that Good Reason will not exist if the Executive has accepted or agreed to continue employment following the Change of Control with the surviving or successor entity and such surviving or successor entity has agreed to continue or assume this Agreement, provided, further, in the event of a Change of Control, the Executive is under no obligation to continue or accept employment with the surviving or successor entity and may instead elect to terminate his employment for Good Reason upon such Change of Control; (iv) a breach of this Agreement by Newco or the Company which is not cured within thirty (30) days of written notice by the Executive; (v) any reduction in the Executive's Base Salary or any change adverse to the Executive in the bonus objectives applicable to a fiscal year after the communication of such objectives to the Executive pursuant to Section 5(a); or (vi) a failure by the Company (a "Payment Default") to pay any amounts due to a DCPS Seller (as defined in the Merger Agreement) pursuant to (A) Section 2.07(c) of the Merger Agreement or (B) the DCPS Notes (as defined in the Merger Agreement), in either case within 180 days of such payment becoming due. The Executive's right to terminate employment pursuant to this subsection 8(d) will not be affected by the Executive's Disability. The Executive's continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that the Executive will be deemed to have waived his rights pursuant to circumstances constituting Good Reason if he has not provided to the Company a Notice of Termination (as defined below) within ninety (90) days following his knowledge of the circumstances constituting Good Reason. A waiver with respect to the circumstances constituting Good Reason will not act as a waiver with respect to other future circumstances constituting Good Reason.

            Any termination of the Executive's employment by the Executive must be communicated by written Notice of Termination to the Company in accordance with Section 19. For purposes of this Agreement, a "Notice of Termination" means a notice

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      which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            For purposes of this Agreement, a "Change in Control" will occur:
      (i) upon the sale or other disposition of 50% or more of the consolidated assets of the Company taken as a whole; (ii) if shares representing a majority of the voting power of the Company are acquired by a person or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of persons other than the holders of the capital stock of the Company as of the date of this Agreement; (iii) upon a merger or consolidation pursuant to which the holders of the equity securities of the Company before the merger or consolidation do not own equity securities representing a majority of the voting power of the surviving entity after the merger or consolidation; or (iv) upon approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      9. Compensation Upon Termination.

            (a) If the Executive's employment is terminated as a result of the Executive's death or Disability, he, or his estate, will be entitled to:

                  (i) any Base Salary earned but not yet paid;

                  (ii) any bonus awarded pursuant to Section 5 of this Agreement but not yet paid, payable as soon as administratively feasible following termination of employment;

                  (iii) a prorated bonus for the year in which his employment terminates, prorated based on the number of days worked, minus any bonus payments made pursuant to Section 5 of this Agreement in respect of the year containing the date of termination, payable as soon as administratively feasible following the end of the then current fiscal year of the Company;

                  (iv) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid, payable as soon as administratively feasible following termination of employment; and

                  (v) other benefits accrued and earned by the Executive through the date of his death or Disability in accordance with applicable plans and programs of the Company.

            (b) If the Executive's employment is terminated by the Company for Cause, or by the Executive other than for Good Reason, or as a result of notice of nonrenewal provided by the Company or the Executive under
      Section 2, he will be entitled to:

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                  (i) any Base Salary earned but not yet paid;

                  (ii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid, payable as soon as administratively feasible following termination of employment;

                  (iii) other benefits accrued and earned by the Executive
            through the date of his termination in accordance with applicable plans and programs of the Company;

                  (iv) if the Executive's employment is terminated as a result of notice of nonrenewal provided by the Executive under Section 2, he will be entitled to a prorated bonus for the year in which his employment terminates, prorated based on the number of days worked, minus any bonus payments made pursuant to Section 5 of this Agreement in respect of the year containing the date of termination, payable as soon as administratively feasible following the end of the then current fiscal year of the Company; and

                  (v) if the Executive's employment is terminated as a result of notice of nonrenewal provided by the Company under Section 2, he will be entitled to full vesting of any unvested equity incentives, including without limitation stock options, restricted stock and deferred restricted stock units.

            (c) If the Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, he will be entitled to:

                  (i) any Base Salary earned but not yet paid;

                  (ii) any bonus awarded pursuant to Section 5 of this Agreement but not yet paid, payable as soon as administratively feasible following termination of employment;

                  (iii) continuation of his Base Salary, at the rate in effect on the date of his termination of employment (which, in the case of a termination of the Executive for Good Reason pursuant to Section 8(d)(v), shall be deemed to be the rate in effect prior to giving any effect to the reduction in Base Salary giving rise to such Good Reason), until the expiration of the Non-Competition Period (as defined below);

                  (iv) the greater of: (A) a prorated bonus for the year in
            which employment terminates, prorated based on the number of days worked, or (B) an amount equal to fifty percent (50%) of the average of the bonus payments made pursuant to Section 5 of this Agreement during the two (2) calendar years preceding such termination, if any, minus any bonus payments made pursuant to Section 5 of this Agreement in respect of the year containing the date of termination, payable in

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            either event as soon as administratively feasible following the end of the then fiscal year of the Company; provided, however, that this clause (iv) shall not be applicable in the event that the Executive's employment is terminated upon notice of nonrenewal provided by the Company under Section 2;

                  (v) until the expiration of the Non-Competition Period,
            subject to any employee contribution applicable to the Executive on the date of termination, continued participation in all of the Company's group medical and dental insurance plans in which he was participating on the date of his termination of employment, provided that the Executive is entitled to continue such participation under applicable law and plan terms;

                  (vi) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment, payable as soon as administratively feasible following termination of employment; and

                  (vii) full vesting of any unvested equity incentives,
            including without limitation stock options, restricted stock and deferred restricted stock units.

            In the event that, under the terms of any employee benefit plan referred to in subsection 9(c)(v) above, the Executive may not continue his participation, he will be provided with the after-tax economic equivalent of the benefits provided under any plan in which he was previously eligible to participate for the period specified in subsection 9(c)(v) above. The economic equivalent of any benefit foregone will be deemed to be the cost that would be incurred by the Executive in obtaining such benefit on the lowest available individual basis.

            (d) Any amounts due under this Section 9 are in the nature of severance payments or liquidated damages or both, and, to the extent received by the Executive, will fully compensate the Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Executive's employment, and they are not in the nature of a penalty.

            (e) Notwithstanding anything contained herein, any obligation of the Company or Newco to the Executive under Sections 9(c)(iii), (iv), (v) and
      (vii) is conditioned upon (i) the Executive signing a release of claims in the form attached hereto as Exhibit A (the "Employee Release") within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive (or, in the case of termination by the Executive for Good Reason, the Company) receives notice of termination of employment or the date the Executive receives a copy of the Employee Release and upon the Executive not revoking the Employee Release in a timely manner thereafter and (ii) the Executive's continuing compliance with the provisions of Section 10. If the Executive breaches any provision of Section 10, upon written notice of such

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      breach and request for repayment from the Company, the Executive shall promptly pay to the Company an amount equal to the sum of any cash payments previously paid to the Executive pursuant to Sections 9(c)(iii),
      (iv), (v) and (vii). Any such repayment shall not be the exclusive remedy for any such breach and the Company and Newco shall retain all rights to pursue other available remedies (whether at law or equity) for any such breach.

      10. Confidentiality and Non-Competition.

            (a) The Executive acknowledges that he has had or will have unlimited access to confidential information and business methods relating to the Company's and Newco's business and operations and that the Company and Newco would be irreparably injured and the goodwill of the Company and Newco would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 10. The Executive further acknowledges that the covenants set forth in this Section 10 are reasonable in scope and duration and do not unreasonably restrict the Executive's association with other business entities, either as an employee or otherwise as set forth herein.

            (b) During the Term of Employment and thereafter, except as may be required by law or necessary in connection with any dealings with any public agency or authority or in the ordinary course of business during the Term of Employment pursuant to customary non-disclosure agreements, the Executive will not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, including but not limited to in competition with, or in a manner harmful to the interests of, the Company or Newco, any confidential information (written or oral) respecting any material aspect of the Company's or Newco's business, excepting only use of such data or information as is (i) at the time disclosed, through no act or failure to act on the part of the Executive, generally known or available; (ii) furnished to the Executive by a third party as a matter of right and without restriction on disclosure; or (iii) required to be disclosed by court order. Upon termination of the Term of Employment, the Executive will return to the Company any and all materials in tangible or electronic form containing confidential information belonging to the Company or Newco.

            (c) During the Term of Employment and continuing until the earlier of the termination of the Non-Competition Period or the date on which the Executive terminates his employment with Newco for Good Reason upon a Payment Default, the Executive will not in the states of California, Florida, Georgia, Illinois, Iowa, New Jersey, Ohio or Texas, directly or indirectly, whether as an individual on the Executive's own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

                  (i) own, manage, control or participate in the ownership,
            management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in the business of the Company or any of

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            the Company's subsidiaries (collectively, "Subsidiaries"), as such business is conducted on the applicable date during the Term of Employment, or in the case of the Non-Competition Period, as of the date the Executive ceases to be employed by Newco, in any capacity, including as a consultant;

                  (ii) directly or indirectly solicit, encourage or induce any person who is a present or future employee, officer, agent, affiliate or customer of the Company or any Subsidiary to terminate or materially alter such person's relationship with the Company or such Subsidiary;

                  (iii) induce any supplier of the Company or any Subsidiary, to refuse to do business with the Company or any Subsidiary, on as favorable terms as previously done with the Company or any Subsidiary, as the case may be; or

                  (iv) engage in disparagement (which will not include the
            providing of accurate information without invidious intent) of the Company or any Subsidiary by any means to any person.

      For purposes of this Agreement, "Non-Competition Period" shall mean the period during the Term of Employment and thereafter until the second anniversary of the date of termination of the Executive's employment with Newco; provided, however, that the Company may, by written notice to the Executive (whether given before or after the date of termination of the Executive's employment with Newco), shorten the portion of the Non-Competition Period occurring following the date of termination of the Executive's employment with Newco to any date specified in such notice which occurs on or after the earlier of (x) the second anniversary of the date of termination of the Executive's employment with Newco and (y) the date of expiration of the then current Term of Employment. Notwithstanding anything herein to the contrary, the Non-Competition Period shall terminate if the Company and Newco fail to pay any amounts due to the Executive under this Agreement within sixty (60) days of such payment being due. Notwithstanding the foregoing, in the event that the Company or the Executive provides notice of nonrenewal under Section 2, then: (1) the Company shall have the option to continue to pay the Executive his Base Salary, at the rate in effect on the date of his termination of employment, until the expiration of the Non-Competition Period; (2) if the Company exercises such option, it may discontinue the payment of Base Salary at any time; (3) the Executive shall be subject to Section 10(c)(i) only for so long as the Company continues to pay the Executive his Base Salary; and (4) if the Company stops paying the Executive his Base Salary, then the Executive shall no longer be subject to Section 10(c)(i), but shall remain subject to the rest of this Section 10.

            (d) Notwithstanding anything herein to the contrary, the Executive will be permitted to own shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings of the Executive represent less than one percent (1%) of the outstanding shares of such class of capital stock.

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      11. Rights and Remedies Upon Breach.

            (a) The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive's violation of Section 10, the Company and Newco will be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 11(a) will be deemed to limit the Company's or Newco's remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement which may be pursued or availed of by the Company or Newco.

            (b) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 10 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

      12. Withholding Taxes. All payments to the Executive or his beneficiary will be subject to withholding on account of federal, state and local taxes as required by law. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company or Newco may withhold such taxes from any other payment due the Executive or his beneficiary.

      13. Assignability; Binding Nature. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company or Newco under this Agreement may be assigned or transferred by the Company or Newco except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Company or Newco is not the continuing entity or (ii) a sale or liquidation of all or substantially all of the assets of the Company or Newco, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company or Newco, as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of the Company or Newco, as applicable, as contained in this Agreement, either contractually or as a matter of law. Each of the Company and Newco further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company or Newco, as applicable, hereunder. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive. Notwithstanding anything to the contrary contained in this Agreement, if the Sellers exercise the ROFR (as defined in Section 6.11 of the Merger Agreement) and purchase the capital stock or assets of Newco pursuant thereto, this Agreement shall immediately terminate without further obligation on the part of any party hereto; provided, however, that the Executive

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shall continue to be bound by the provisions of Sections 10(a) and 10(b) with respect to confidential information of the Company.

      14. Entire Agreement. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

      15. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

      16. Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

      17. Survivorship. The respective rights and obligations of the Parties hereunder will survive any termination of the Executive's employment with Newco to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

      18. Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

      19. Notices. Any notice given to any Party must be in writing and will be deemed to have been given when delivered personally or one (1) day after having been sent by overnight courier service or three (3) days after having been sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

      If to the Company, Newco          Orion HealthCorp, Inc.
      or the Board:                     10700 Richmond Avenue
                                        Suite 300
                                        Houston, Texas  77042

      With a copy to:                   Brantley Partners
                                        3201 Enterprise Parkway, Suite 350
                                        Beachwood, Ohio 44122
                                        Attention: Paul H. Cascio
      and:                              Ropes & Gray LLP
                                        One International Place
                                        Boston, MA 02110
                                        Attention: Winthrop G. Minot, Esq.

      If to the Executive:              Dennis Cain
                                        Address set forth on Schedule I hereto

      20. Headings. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

                                                ORION HEALTHCORP, INC.

                                                By:   /s/ Keith LeBlanc
                                                   -----------------------------
                                                    Name: Keith LeBlanc
                                                    Title: President

                                                MEDICAL BILLING SERVICES, INC.

                                                By:   /s/ Tommy M. Smith
                                                   -----------------------------
                                                    Name: Tommy M. Smith
                                                    Title: President

                                                DENNIS CAIN

                                                By:   /s/ Dennis Cain
                                                   -----------------------------